Schedule B

TRANSACTIONS IN COMMON STOCK BY THE REPORTING PERSONS

The following tables set forth all transactions in the Common Stock effected by the Reporting Persons since the filing of the Schedule 13D. Except as otherwise noted, all such transactions were effected in the open market through a broker and all prices per share exclude brokerage commissions. Where a price range is provided in the column Price Range ($), the price reported in that row's Price Per Share ($) column is a weighted average price. These shares were purchased or sold in multiple transactions at prices between the price ranges indicated in the Price Range ($) column. The Reporting Persons will undertake to provide to the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares of Common Stock purchased or sold at each separate price.

Oasis Management

Trade Date	Shares Purchased (Sold)	Price Per Share ($)	Price Range ($)
09/16/2026	23,546	139.68
09/17/2026	150,000	139.02	139.00 – 139.03
09/18/2026	250,000	139.33